Exhibit 99.1

Skullcandy Announces Receipt of Unsolicited Acquisition Proposal

Park City, Utah, June 27, 2016 – Skullcandy, Inc. (NASDAQ:SKUL), which creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands, today announced that on June 24, 2016 Skullcandy’s board of directors received an unsolicited proposal from Mill Road Capital to acquire all of the outstanding shares of Skullcandy common stock, which proposal was subsequently filed by Mill Road Capital as an exhibit to its Schedule 13D with the Securities and Exchange Commission.

Skullcandy previously announced that it had entered into a merger agreement with Incipio LLC on June 23, 2016 pursuant to which Incipio would acquire all of the outstanding shares of Skullcandy common stock for $5.75 per share in cash, or a total of approximately $177 million. The merger agreement provides for a “go-shop” period until July 23, 2016, during which time Skullcandy’s board of directors, together with its financial advisors, are actively soliciting alternative proposals from third parties to acquire Skullcandy. While soliciting alternative proposals to the transaction with Incipio, both companies are continuing to work towards completion of their transaction in the event that no superior transaction materializes.

The Mill Road proposal to acquire the shares of Skullcandy common stock for $6.05 per share in cash is conditioned on its completion of due diligence, obtaining financing and other matters. Consistent with the terms of the merger agreement with Incipio and its fiduciary duties, Skullcandy’s board of directors, in consultation with its financial and legal advisors, will carefully review and consider the Mill Road Capital proposal to determine the course of action that it believes is in the best interest of the Company and its stockholders. Additionally, pursuant to the merger agreement, Skullcandy will continue its efforts during the “go-shop” period to elicit alternative proposals from third parties. There can be no assurance that the proposal or discussions with Mill Road Capital, or any other third party, will result in in a superior transaction to the merger agreement entered into with Incipio. Skullcandy does not intend to make any further comment on the Mill Road Capital proposal, or any other proposal that it may receive, until such time as Skullcandy’s board of directors has completed its applicable review.

Peter J. Solomon Company is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to Skullcandy.

About Skullcandy, Inc.

Skullcandy, Inc. creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands. Founded at the intersection of music, sports, technology and creative culture, Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. Astro Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. Astro Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy and Astro Gaming products are sold and distributed through a variety of channels around the world from the Company’s global locations in Park City, San Francisco, Tokyo, Zurich, Mexico City, and Shanghai, as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at http://www.skullcandy.com. The Astro Gaming website can be found at http://www.astrogaming.com.

Cautions regarding Forward-Looking Statements

The statements included in this press release that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements and are based on Skullcandy’s current beliefs and expectations. These forward-looking statements include, but are not limited to, statements related to the consummation of the tender offer and the merger as well as any benefits of the acquisition by Incipio of Skullcandy. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include, but are not limited to: the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the unsuccessful completion of the tender offer; the risk that the transaction does not close when anticipated, or at all, including the risk that the requisite regulatory approvals may not be obtained; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; there may be a material adverse change of Skullcandy or its business may suffer as a result of uncertainty surrounding the transaction; the transaction may involve unexpected costs, liabilities or delays; the adverse impact of competitive product announcements; revenues and operating performance; changes in overall economic conditions and markets, including the current credit markets; changes in demand for our products; changes in inventories at customers and distributors; technological and product development risks; availability of raw materials; competitors’ actions; pricing and gross margin pressures; loss of key customers; order cancellations or reduced bookings; control of costs and expenses; significant litigation, including with respect to intellectual property matters; risks associated with acquisitions and dispositions; risks associated with international operations including foreign employment and labor matters associated with unions and collective bargaining agreements; the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally; changes in generally accepted accounting principles; risks related to new legal requirements; risks and costs associated with increased and new regulation of corporate governance and disclosure standards; and risks involving environmental or other governmental regulation. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in Skullcandy’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of Skullcandy’s filings with the Securities and Exchange Commission. These forward-looking statements are as of the date hereof and should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made. For additional information, visit Skullcandy’s corporate website, www.skullcandy.com, or for official filings visit the Securities and Exchange Commission (“SEC”) website, www.sec.gov.

Notice to Investors

The tender offer for the outstanding shares of common stock of Skullcandy has not yet commenced. This press release is for informational purposes only, and it does not constitute an offer to purchase or a solicitation of an offer to sell any securities. At the time the tender offer is commenced, Incipio and a wholly-owned subsidiary of Incipio will file a tender offer statement on Schedule TO with the SEC, and Skullcandy will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. INVESTORS AND SECURITY HOLDERS OF SKULLCANDY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such materials will be made available to Skullcandy’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC website: www.sec.gov.

Contact for Investors:

ICR

Brendon Frey

203-682-8200

Brendon.Frey@icrinc.com